UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2023

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38147	82-1954058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Technology Drive, Suite 101 Canonsburg, Pennsylvania 15317
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(724) 416-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CEIX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2023, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of CONSOL Energy Inc. (the “Company,” “we,” “us,” “our”) elected Cassandra Pan to the Board, effective immediately, to fill a vacancy created by the resignation of Sophie Bergeron who, on March 20, 2023 delivered written notice to the Board that she would resign from the Board effective March 21, 2023 to pursue other personal and career opportunities. On March 22, 2023, upon the recommendation of its Nominating and Corporate Governance Committee, the Board elected Valli Perera, effective immediately, to the Board to fill the vacancy created by the retirement of Edwin S. Roberson, who on March 20, 2023, delivered written notice to the Board that he would retire from the Board effective March 21, 2023. Neither Ms. Bergeron’s resignation nor Mr. Roberson’s retirement were the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Ms. Perera is a seasoned business leader with a 40-year career partnering with executive teams of private and Fortune 500 publicly-traded companies to define high-value strategies for top-and bottom-line growth. Ms. Perera retired from Deloitte as a senior partner in June 2019. During her tenure at Deloitte, she advised and led client service teams in areas of finance, mergers and acquisitions, technology transformation and business growth. She also worked with transitioning chief financial officers at Deloitte’s CFO Transition Lab program. Her professional experience, including in finance, accounting and tax, bring important and valuable experience to the Board.

Ms. Pan has nearly two decades of experience in leading global engineering business units in Asia and the Americas for a publicly-traded company that specializes in helping clients in the underground and surface mining industries in China, North America and South America meet their engineering and material handling requirements. Her professional experience in addressing a variety of operational and strategic aspects relating to business and finance, engineering challenges, health, safety and environmental risks, sales and marketing efforts and human resource matters of mining companies brings important and relevant competencies and skills to the Board.

Ms. Pan’s and Ms. Perera’s terms will continue until the Company’s 2023 Annual Meeting of Stockholders. Ms. Pan has been appointed to serve on the Health, Safety and Environmental Committee, as Chair, and the Nominating and Corporate Governance Committee of the Board. Ms. Perera has been appointed to serve on the Audit Committee, the Health, Safety and Environmental Committee and the Nominating and Corporate Governance Committee, as Chair.

There are no arrangements or understandings between Ms. Pan or Ms. Perera and any other persons as it relates to their appointments as directors. There are no family relationships between Ms. Pan or Ms. Perera and any director or executive officer of the Company, and neither Ms. Pan nor Ms. Perera have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As new independent directors of the Company, Ms. Pan and Ms. Perera will be eligible to receive the standard compensation for non-employee directors in the form of an annual cash retainer ($120,000 for the full year) and an annual equity award delivered in restricted stock units (valued at $150,000 for the full year on the date of grant). Ms. Pan will also be eligible to receive an additional cash retainer for assuming the position of Chair of the Health, Safety and Environmental Committee ($10,000 for the full year) and Ms. Perera will be eligible to receive an additional cash retainer ($10,000 for the full year) for assuming the position as the Chair of the Nominating and Corporate Governance Committee. Ms. Perera will also be eligible to receive an additional cash retainer ($7,500 for the full year) for assuming the position as an Audit Committee member. On March 22, 2023, the Board approved a prorated equity award to Ms. Pan and Ms. Perera each valued at $14,795 as of the close of business on March 22, 2023, the date of grant, and also approved prorated cash retainer payments to Ms. Pan in the amount of $13,605 and Ms. Perera in the amount of $14,390 (which includes each of Ms. Pan’s and Ms. Perera’s committee Chair retainers and Ms. Perera’s Audit Committee retainer). Their annual equity awards are subject to the same terms and conditions applicable to the non-employee director awards authorized by the Board of Directors in April 2022 (which include a one-year vesting provision) except that the value of Ms. Pan’s and Ms. Perera’s awards are prorated. Ms. Pan and Ms. Perera will also be eligible to participate in the Company’s Non-Employee Director Deferred Compensation Plan, pursuant to which they may elect to defer all or a portion of their annual cash and/or equity compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ Martha A. Wiegand
Martha A. Wiegand
General Counsel and Secretary

Dated: March 24, 2023